Exhibit 10.5

FIRST AMENDMENT TO

SEPARATION AND GENERAL RELEASE AGREEMENT

This First Amendment to Separation and General Release Agreement (this “Agreement”) is made by and between Kensey Nash Corporation, a Delaware corporation (the “Company”) and Wendy F. DiCicco (“Executive”) (the Company and Executive referred to together as the “Parties”), effective as of December 4, 2008.

WHEREAS, the Parties entered into that certain employment agreement dated as of May 11, 2006, which was renewed as of May 11, 2008 pursuant to a notice provided to Executive on March 12, 2008 (the “Employment Agreement”);

WHEREAS, Executive desires to pursue other interests;

WHEREAS, Executive voluntarily resigned from her employment with the Company, effective as of November 15, 2008 (the “Separation Date”) and is not entitled to receive severance benefits under the Employment Agreement;

WHEREAS, the Parties entered into a Separation and General Release Agreement effective as of November 15, 2008 (the “Initial Agreement”) to provide for the payment of certain severance benefits, which the Company agrees to provide Executive in exchange for other rights and obligations provided for under this Agreement, and to restate and reaffirm Executive’s obligations under the restrictive covenant provisions contained in the Employment Agreement; and

WHEREAS, the Parties desire to amend the Initial Agreement to permit Executive to become employed by Globus Medical, Inc.; and

WHEREAS, the Parties wish to avoid litigation and controversy and fully resolve any and all past, present and future disputes they may have relating to Executive’s employment with, or separation of employment from, the Company.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

1. Termination. Effective as of the Separation Date, Executive’s employment with the Company, as well as any and all positions she held with the Company or any affiliates are terminated.

2. Accrued Obligations. In accordance with the Company’s normal mode of executive salary payment, the Company shall pay Executive any accrued, but unpaid, base salary as of the Separation Date. Executive acknowledges that with such payments, as well as the payments set forth below, Executive will have received all compensation owed to Executive by the Company. Except as specifically provided below, Executive shall not be entitled to receive any compensation from the Company following the Separation Date.

3. Severance. In consideration of Executive entering into this Agreement and performing her obligations hereunder, and in lieu of any other termination, severance or other payment or benefit of any kind whatsoever, the Company shall provide Executive with the following:

(a) Bonus Payment. A lump sum cash payment equal to $51,200 to be paid no later than December 12, 2008.

(b) Accelerated Vesting of Stock Options. All of Executive’s stock options to purchase shares of the Company’s common stock (“Stock Options”) shall become 100% vested as of the Separation Date and shall remain exercisable for a period of twelve (12) months immediately following the Separation Date, but in no event later than the original term of the applicable Stock Option agreement. Any Stock Options that remain unexercised at the end of such twelve-month period (or, if sooner, at the expiration of the applicable Stock Option term) will immediately be forfeited to the Company.

(c) Continued Welfare Benefits. All of Executive’s health, dental and/or vision insurance coverage will cease on the first day of the month following the Separation Date; provided, however, that nothing herein will prevent Executive from electing continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (i.e., 4980B of the Internal Revenue Code of 1986, as amended, and Section 601 et. seq. of the Employee Retirement Income Security Act of 1974, as amended).

Executive acknowledges and agrees that payment and provision of all severance benefits under this Paragraph 3 are conditioned upon Executive executing this Agreement and not rescinding, materially breaching or threatening to materially breach any of the terms of this Agreement (including, without limitation, the release of all claims set forth in Paragraph 4 below).

4. Release of Rights and Agreement Not to Sue.

(a) Executive (defined for purposes of this Paragraph 4 as Executive and Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the Company, its subsidiaries and affiliates, and any of their past or present employees, agents, insurers, attorneys, administrators, officers, directors, shareholders, divisions, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of such employee benefit plans (collectively, the “Released Parties”) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, including without limitation those arising or that may have arisen out of or in connection with Executive’s employment with or termination of employment from the Company, including, but not limited to, claims, actions or liability under: (a) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and the Pennsylvania Wage Payment and Collection Law, in each case as such act may be amended; (b) any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, or discrimination in employment; and (c) the common law of any state relating to employment contracts, wrongful discharge, defamation, wages or any other matter; provided, however, that said release and agreement not to sue shall not prohibit Executive from bringing an action, proceeding or suit arising out of the Company’s breach of any representation, warranty, or obligation set forth in this Agreement.

(b) Company (defined for purposes of this Paragraph 4 as Company and Company’s subsidiaries and affiliates, and any of their past or present employees, agents, insurers, attorneys, administrators, officers, directors, shareholders, divisions, predecessors, successors, employee benefit plans) fully and unconditionally releases the Executive and her agents, representatives, attorneys, assigns, heirs, executors and administrators, and the sponsors, fiduciaries, or administrators of such employee benefit plans (collectively, the “Released Parties”) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, including without limitation those arising or that may have arisen out of or in connection with Executive’s employment with or termination of employment from the Company, provided, however, that said release and agreement not to sue shall not prohibit Company from bringing an action, proceeding or suit arising out of the Executive’s breach of any representation, warranty, or obligation set forth in this Agreement.

5. Revocation Period. Executive has the right to revoke her release of claims under the Age Discrimination in Employment Act described in Paragraph 4 (the “ADEA Release”) for up to seven days after Executive signs it. In order to do so, Executive must sign and send a written notice of her revocation decision to the Company with a copy to Katten Muchin Rosenman LLP at the addresses provided in Paragraph 16, and such written notice must be received by the Company no later than the eighth day after Executive signs this Agreement. If Executive revokes the ADEA Release, Executive will not be entitled to any payments or benefits from the Company described in Paragraph 3 above.

6. Inventions. Executive agrees, on behalf of herself, her heirs and personal representatives, that she will promptly communicate, disclose and transfer to the Company free of all encumbrances and restrictions (and will execute and deliver any papers and take any action at any time deemed necessary by the Company to further establish such transfer) all inventions and improvements relating to the Company’s business originated or developed by Executive solely or jointly with others during the term of her employment with the Company. Such inventions and improvements shall belong to the Company whether or not they are patentable and whether or not patent applications are filed thereon. Such transfer shall include all patent rights (if any) to such inventions or improvements in the United States and in all foreign countries. Executive further agrees, at the request of Company, to execute and deliver, at any time after the effective date of this Agreement, all assignments and other lawful papers (which will be prepared at the Company’s expense) relating to any aspect of the prosecution of such patent applications and rights in the United States and foreign countries.

7. Confidentiality of Proprietary Information.

(a) Executive acknowledges and agrees that during the course of her employment by Company, she was in continuous contact with customers, suppliers and others doing business with the Company throughout the world. Executive further acknowledges that the performance of her duties exposed her to data and information concerning the business and affairs of the Company (including any of its subsidiaries and affiliates), including but not limited to, information relative to the Company’s proprietary rights and technology, patents, financial statements, sales programs, pricing programs, profitability analyses and profit margin information, customer buying patterns, needs and inventory levels, supplier identities and other related matters, and that all of such data and information (collectively “Proprietary Information”) is vital, sensitive, confidential and proprietary to the Company. Executive further acknowledges that the information set forth on Exhibit A hereto, in addition to the information set forth above, is Proprietary Information.

(b) Executive acknowledges that Proprietary Information constitutes a protectible business interest of the Company, and covenants and agrees that upon the effective date of this Agreement, she shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any Proprietary Information. In addition, Executive represents and warrants that she does not have any written Proprietary Information in her possession and that at no time prior to or after the Separation Date has she copied and retained or furnished to third parties any Proprietary Information. Executive’s obligations under this Paragraph 7 with respect to particular Proprietary Information shall terminate only at such time (if any) as the Proprietary Information in question becomes generally known to the public other than through a breach of Executive’s obligations hereunder.

8. Restriction Against Competition and Employing or Soliciting Company Employee, Customers or Suppliers. Executive covenants and agrees that for the twelve month period immediately following the Separation Date (the “Restricted Period”), she shall not, directly or indirectly, on her own behalf or for any other person or entity: (i) engage in a business substantially similar to that which is conducted by the Company; (ii) engage in a business with any of the Company’s existing partners or customers; (iii) solicit any party who is or was a customer or supplier of the Company on the Separation Date, or at any time during the six month period immediately prior thereto, for the sale or purchase of any type or quantity of products sold by or used in the business of the Company on the Separation Date or at any time within such six month period; or (iv) solicit for employment any person who was or is an employee of the Company on the Separation Date or at any time during the twelve (12) month period immediately prior thereto. Provided, however, that the foregoing shall not restrict Executive from being employed by Globus Medical, Inc. as its Chief Financial Officer as long as Executive is in compliance with the terms of this Agreement.

9. Cooperation with Company. During the Restricted Period, Executive shall cooperate with the Company in any reasonable manner as the Company may request, including, but not limited to, furnishing information to and otherwise consulting with the Company regarding the Company’s audit and other business matters; assisting the Company in any litigation or potential litigation or other legal matters; meeting with and fully answering, to the best of her ability, the questions of the Company or its representatives or agents; and testifying and preparing to testify at any deposition or trial. The Company shall schedule any required activity at a time and place reasonably acceptable to Executive, and shall reimburse Executive for any reasonable out-of-pocket expenses incurred as a result of such cooperation.

10. Remedies.

(a) Executive acknowledges that the agreements and covenants contained in Paragraphs 7 and 8 of this Agreement (“Restrictive Covenants”) are essential to protect the Company and are a condition precedent to entering into this Agreement. Should Executive breach any part of these Restrictive Covenants, then among other available remedies, the duration of the covenant shall be extended by the period of any such breach. Executive agrees that irreparable harm would result from Executive’s breach or threat to breach any provision of the Restricted Covenants, and that monetary damages, alone, would not provide adequate relief to the Company for the harm incurred. Executive agrees that in addition to money damages, the Company shall be entitled to seek and obtain temporary, preliminary, and permanent injunctive relief restraining Executive from committing or continuing any breach, without need for the Company to post a bond. Executive further agrees that Executive shall be liable for the amount of reasonable attorneys’ fees incurred by the Company if Executive is found by a court of competent jurisdiction to have breached any provision of the Restrictive Covenants. Without limiting the foregoing, upon a breach by Executive of any of the Restrictive Covenants, any outstanding severance payments and benefits under this Agreement shall cease and be forfeited, and Executive shall reimburse the Company for the gross amount of any severance benefits previously paid pursuant to Paragraph 3 of this Agreement. In addition, upon any such breach, Executive shall pay to the Company an amount equal to the aggregate “spread” on all Stock Options exercised on or after the Separation Date (for this purpose “spread” in respect of any Stock Option shall mean the product of the number of shares as to which such Stock Option has been exercised on or after the Separation Date multiplied by the difference between the closing price of the Company’s common stock on the exercise date (or if such common stock did not trade on the NASDAQ Global Select Market on the exercise date, the most recent date on which such common stock did so trade) and the option price of the Stock Option).

(b) If any court of competent jurisdiction shall deem any provision of the Restrictive Covenants too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

11. Return of Company Materials Upon Termination. Executive acknowledges that all price lists, sales manuals, catalogs, binders, customer lists and other customer information, supplier lists, financial information, and other records or documents containing Proprietary Information prepared by Executive or coming into her possession by virtue of her employment by the Company was and shall remain the property of the Company. No later than the Separation Date, Executive shall return to the Company all such items in her possession, together with all copies thereof, as well as all other Company property in her possession, including without limitation, all keys, computer hardware and software, cellular phones, materials, papers, books, files, documents, records, policies, database information and lists, mailing lists, notes, and data. Company acknowledges that, as of the date of the execution of this Agreement, it is returning Executive’s personal belongings set forth on Exhibit C, hereto.

12. No Reinstatement or Reemployment. Executive waives any rights to reinstatement or reemployment by the Company, its subsidiaries or any of their affiliates.

13. No Disparagement or Encouragement of Claims.

(a) Except as required by lawful subpoena or other legal obligation, Executive agrees not to make any oral or written statement that disparages or places the Company and its affiliates (including any of their past or present officers, employees, products or services) in a false or negative light, or to encourage or assist any person or entity who may or who has filed a lawsuit, claim or complaint against the Released Parties (as defined in Paragraph 4 above). If Executive receives any subpoena or becomes subject to any legal obligation that implicates this Paragraph 13, Executive will provide prompt written notice of that fact to the Company with a copy to Katten Muchin Rosenman LLP, and will enclose a copy of the subpoena and any other documents describing the legal obligation.

(b) Except as required by lawful subpoena or other legal obligation, Company agrees not to make any oral or written statement that disparages or places the Executive in a false or negative light, or to encourage or assist any person or entity who may or who has filed a lawsuit, claim or complaint against the Executive. If the Company or its affiliates (including any of its past or present officers, directors, employees, or agents) receives any subpoena or becomes subject to any legal obligation that implicates this Paragraph 13, the Company will provide prompt written notice of that fact to the Executive with a copy to Rubin, Fortunato & Harbison, PC, and will enclose a copy of the subpoena and any other documents describing the legal obligation.

14. Non-Admission/Inadmissibility. This Agreement does not constitute an admission by the Company or the Executive that any action Executive or Company took with respect to the Executive’s Employment at Company was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Executive or Company, and the Company and Executive specifically deny any such wrongdoing or violation. This Agreement is entered into solely to resolve fully all matters related to or arising out of Executive’s employment with and termination from the Company, and its execution and implementation may not be used as evidence and shall not be admissible in a subsequent proceeding of any kind, except a proceeding alleging a breach of this Agreement.

15. Violation of Agreement. If Executive or the Company prevails in a legal or equitable action claiming that the other party has breached this Agreement, the prevailing party shall be entitled to recover from the other party the reasonable attorneys’ fees and costs incurred by the prevailing party in connection with such action.

16. Notice. Any notice required or permitted pursuant to the provisions of this Agreement shall be deemed to have been properly given if in writing and when sent by United States mail, certified or registered, postage prepaid, when sent by facsimile or when personally delivered, addressed as follows:

If to Company:

Kensey Nash Corporation

735 Pennsylvania Drive

Exton, PA 19341

Attention: Joseph W. Kaufmann

With a copy to:

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, IL 60661-3693

Attention: David R. Shevitz, Esq.

If to Executive:

Wendy F. DiCicco

948 Drovers Lane

Chester Springs, PA 19425

With a copy to:

Rubin, Fortunato & Harbison PC

10 S. Leopard Road

Paoli, PA 19301

Attn: Michael J. Fortunato, Esq.

Each party shall be entitled to specify a different address for the receipt of subsequent notices by giving written notice thereof to the other party in accordance with this Paragraph 16.

17. Severability; Waiver. The provisions of this Agreement shall be severable and the invalidity of any provision shall not affect the validity of the other provisions; provided, however, that upon a finding by a court of competent jurisdiction that any release or agreement in Paragraph 4 is illegal, void or unenforceable, Executive agrees to promptly execute a release, waiver and/or covenant that is legal and enforceable to the extent permitted by law. No provision of this Agreement may be waived except by a writing executed and delivered by the party against whom waiver is sought. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

18. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’s employment generally, the parties: (i) agree to submit to the jurisdiction of the federal or state courts located in Pennsylvania, (ii) waive any objection to personal jurisdiction or venue in such jurisdiction, and agree not to plead or claim forum non conveniens; and (iii) waive their respective rights to a jury trial of any claims and causes of action, and agree to have any matter heard and decided solely by the court.

19. Voluntary Execution of Agreement. Executive acknowledges that:

(a) Executive has carefully read this Agreement and fully understands its meaning;

(b) Executive had the opportunity to take up to twenty-one (21) days after receiving this Agreement to decide whether to sign it;

(c) Executive understands that the Company is herein advising her, in writing, to consult with an attorney before signing it;

(d) Executive is signing this Agreement, knowingly, voluntarily and without any coercion or duress; and

(e) all consideration Executive is receiving in exchange for signing this Agreement is described herein, and no other promises or representations have been made to induce Executive to sign this Agreement.

20. Entire Agreement. This Agreement (and the letter from Globus Medical, Inc. to the Company attached hereto as Exhibit B) contains the entire agreement and understanding between Executive and the Company concerning the matters described herein, and supersedes all prior agreements (including but not limited to the Prior Agreement), discussions, negotiations and understandings between the Company and Executive. The terms of this Agreement cannot be changed except in a subsequent document signed by Executive and an authorized representative of the Company.

Kensey Nash Corporation

By:	/S/ Joseph W. Kaufmann
Joseph W. Kaufmann

Dated: December 10, 2008

/S/ Wendy F. DiCicco
Wendy F. DiCicco

Dated: December 4, 2008

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